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                                                               EXHIBIT 10.13

[CALYPTE BIOMEDICAL CORPORATION LETTERHEAD]





September 26, 1995



Mr. John J. DePietro
6458 Oberlin Way
San Jose, CA 95123

Dear John:

As I mentioned today, everyone here was very impressed with you, and we are quite proud to offer you the position of Chief Financial Officer for Calypte Biomedical Corporation. This letter will summarize the details of that offer.

Your position will be Chief Financial Officer and Vice President - Finances reporting to me in my capacity as President and CEO. Your starting salary will be $125,000 per year, and I intend to recommend to the Board a management incentive plan for Calypte for 1996 which will provide (if approved) bonus and cash compensation for all employees. The levels, and details, are yet to be determined. I implemented a similar plan at my last company, and people at your level could earn up to approximately 30% of their salary in bonus if they met their individual and company goals.

Pending Board approval at our meeting tomorrow, you will be offered incentive stock options on 35,000 shares of Calypte stock, and it is our intention to make the option price of these shares $1.00 per share. This will be a 10-year option with a 5-year vesting schedule. The terms of your option grant will indicate that - in the event of a change in control of the company, the options will vest immediately.

You will be extended an Employment Severance Agreement which will provide for the payment of one year's salary in the event your employment is involuntarily terminated for reasons other than cause at any time during the first 12 months of your employment. Thereafter, your severance agreement will call for severance payment of six months of salary in the event your employment is terminated for reasons other than cause.

John, we are very excited about you joining our company, particularly, at this pivotal stage of our growth and development as an organization. You can play a crucial role in our IPO and we would expect to have you participate in our roadshow.

In addition, you will have a corporate apartment (furnished) with all utilities, etc., paid for by Calypte, the expenses for which shall be increased sufficiently to reimburse you for the taxes owed on such expenses.


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Sincerely,

/s/ Jack Davis
Jack Davis
President

JD/dm
cc:  Roxanne Barry
     Bill Boeger



ACCEPTED AND AGREED TO this  6  th day of October, 1995.
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/s/ John J. DiPietro
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John J. DiPietro